Exhibit 99.1

        Avocent Reports Record Sales of $100 Million for Fourth Quarter


    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Jan. 20, 2005--Avocent Corporation (NASDAQ:AVCT) today reported record sales and improved net income for the fourth quarter and year ended December 31, 2004.
    "Avocent's revenues rose 16.4% to just over $100.0 million in the fourth quarter, our first quarter to reach $100 million in sales," stated John R. Cooper, president and chief executive officer of Avocent Corporation. "Our record sales were due to increased demand across product lines and geographic boundaries. Sales to OEMs were particularly strong in the fourth quarter as a result of growth in sales of our digital products and the contribution of IPMI and embedded solutions.
    "Net income, on a GAAP basis, rose to $12.1 million, or $0.23 per diluted share, an increase of 26.3% compared with the fourth quarter of last year. Our margins rose to 59.0% in the fourth quarter, over three percentage points higher than the fourth quarter of last year. Our margin improvement reflects higher sales of digital products, contribution from IPMI and embedded solutions and continued enhancements in product design to lower our manufacturing costs.
    "We have made significant investments in R&D over the past several quarters in new products and product enhancements. These investments are paying off in terms of strengthening our KVM products, building on our digital suite of products and broadening our markets to include software, IPMI and embedded solutions. Our sales team and operations staff deserve significant credit in translating our R&D investments into record results for Avocent," continued Mr. Cooper.

    Fourth Quarter Results

    Income prior to intangible amortization, merger-related expenses and impairment charges related to certain investments in private companies rose 18.5% to a record $20.6 million, or $0.40 per diluted share (including a net decrease of $0.02 per share attributable to OSA), compared with income prior to intangible amortization and merger-related expenses of $17.4 million, or $0.36 per diluted share, in the fourth quarter of 2003. (See "Use of Non-GAAP Financial Measures" discussion below.) Net adjustments to reconcile to GAAP net income were $8.6 million in the fourth quarter of 2004, including $6.6 million in intangible amortization and $3.4 million in impairment charges related to certain investments in private companies. In addition, the adjustments included a $3.0 million tax benefit. Net adjustments to reconcile to GAAP net income were $7.9 million in the fourth quarter of 2003, including $4.8 million in amortization of intangible assets, $3.9 million in acquired in-process R&D expenses and a $1.8 million tax benefit.
    GAAP net income for the fourth quarter of 2004 was $12.1 million, or $0.23 per diluted share. This compares with a GAAP net income of $9.6 million, or $0.20 per diluted share, in the fourth quarter of 2003.
    Net sales for the fourth quarter rose 16.4% to just over $100.0 million compared with sales of $86.0 million in the fourth quarter of 2003. Branded sales rose 15.1% from the fourth quarter of 2003 and accounted for 51.4% of sales. OEM sales rose 17.7% from the fourth quarter of 2003 and accounted for 48.6% of total fourth quarter 2004 sales. OEM sales were strong in the fourth quarter due to increased sales of our digital product family and higher revenues from our IPMI and embedded solutions. U.S. sales increased 21.0% to $56.6 million and international sales rose 10.8% to $43.4 million compared with the fourth quarter of 2003.
    "Our sales growth benefited from increased demand for our digital products that represented 51.8% of fourth quarter sales," continued Mr. Cooper. "This was the first quarter that digital products represented over half our revenues. Our traditional KVM products also showed solid growth and benefited from increased demand for newer products, including AMX and SwitchView."
    Gross profit for the fourth quarter of 2004 rose 23.0% to $59.0 million with a gross margin of 59.0%. This compared with gross profit of $48.0 million and a gross margin of 55.8% in the fourth quarter of 2003. The increase in gross profit was due to higher sales and improved product mix, including higher sales of digital, embedded products and IPMI-enabled products.
    Research and development expenses increased 57.2% to $12.9 million, or 12.9% of sales, compared with $8.2 million, or 9.6% of sales, in the fourth quarter of 2003. This increase was due primarily to increased investment in new product development as well as the additional engineering teams added from the acquisitions of Soronti, Crystal Link, OSA and Sonic Mobility.
    "Avocent's commitment to our research and development remains a key part in expanding our pipeline of new products," stated Mr. Cooper. "In the last three weeks, we made significant product announcements that provide the framework for expanding Avocent's support of servers and related appliances in the data center. We are very excited about the new products and the opportunities the new technologies have for broadening our markets beyond our traditional KVM appliances.
    "Our recently introduced DSView3 software is an all new management platform that has been in development for over a year. DSView3 incorporates browser-based controls that allow network administrators to control servers and related appliances anywhere-anytime. Administrators have more control, enhanced backup capabilities and improved disaster recovery through our proprietary hub and spoke architecture.
    "We also just announced our new DSI 5100, Avocent's first branded product that incorporates OSA technology. DSI 5100 is an IPMI proxy appliance that fully integrates with the new DSView3 software and allows network administrators to monitor and manage IPMI embedded functions on various OEMs' servers," continued Mr. Cooper.
    "Furthermore, yesterday we announced three new serial over IP appliances which provide secure remote access and management to a wide range of devices, such as network hubs, routers, switches and other critical network devices," concluded Mr. Cooper.
    Selling, general and administrative expenses rose 13.1% to $21.2 million compared with $18.8 million in the fourth quarter of 2003. The increase was due to higher costs related to the addition of the Soronti, Crystal Link, OSA and Sonic Mobility sales and marketing teams, the expansion of certain sales and marketing programs, legal fees and other costs related to protecting our intellectual property rights, and Sarbanes-Oxley Act compliance costs.
    Avocent's balance sheet and cash position remained strong as of December 31, 2004. The Company's cash flow from operations was approximately $25 million for the fourth quarter of 2004 with over $331 million in cash, cash equivalents and investments at the quarter's end. Avocent had no long-term debt as of December 31, 2004.

Use of Non-GAAP Financial Measures

    Income prior to intangible amortization, merger-related expenses and impairment charges related to certain investments in private companies, or operational income as used in the attached financial statement schedules, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Avocent's management uses operational income as a financial measure to evaluate performance and allocate resources within the Company. Management believes this measure presents the Company's results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with mergers and acquisitions, and significant and unusual non-recurring gains and losses on sales or impairments of investments made by Avocent. Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions. Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies. A reconciliation of Avocent's results using operational measures and GAAP is set forth in the condensed consolidated statements of operations included in this press release.

    Conference Call Information

    Avocent will provide an on-line, real-time Web-cast and rebroadcast of its fourth quarter results conference call to be held January 20, 2005. The live broadcast will be available on-line at www.avocent.com as well as www.vcall.com beginning at 9:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development, introduction, features, and benefits of new products and technologies, the size and growth of the current and future markets for these products and technologies, the future effect of past acquisitions (including expected revenues and market opportunities), and engineering and design activities. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.




                          AVOCENT CORPORATION
            Condensed Consolidated Statements of Operations
           (Unaudited, in thousands, except per share data)

                               For the Quarter Ended December 31, 2004
                                Operational  Adjustments(1)   GAAP
                                -----------  -----------  -----------

Net sales                          $100,049                  $100,049
Cost of sales                        41,021                    41,021
                                -----------  -----------  -----------
  Gross profit                       59,028                    59,028

Research and development
 expenses                            12,248         $677       12,925
Selling, general and
 administrative expenses             20,381          864       21,245
Amortization of intangible
 assets                                  --        6,623        6,623
                                -----------  -----------  -----------
  Operating income                   26,399       (8,164)      18,235

Other income (expense), net           1,613       (3,464)      (1,851)
                                -----------  -----------  -----------
Income before income taxes           28,012      (11,628)      16,384

Provision for income taxes            7,363       (3,046)       4,317
                                -----------  -----------  -----------
Net income                          $20,649      $(8,582)     $12,067
                                ===========  ===========  ===========

Earnings per share:
  Basic                               $0.41                     $0.24
  Diluted                             $0.40                     $0.23

Weighted average shares and
 common equivalents outstanding:
  Basic                              49,874           --       49,874
  Diluted                            51,553          (78)      51,475


                               For the Quarter Ended December 31, 2003
                                Operational  Adjustments(1)   GAAP
                                -----------  -----------  -----------

Net sales                           $85,982                   $85,982
Cost of sales                        37,916          $95       38,011
                                -----------  -----------  -----------
  Gross profit                       48,066          (95)      47,971

Research and development
 expenses                             8,038          186        8,224
Acquired in-process research
 and development expense                 --        3,940        3,940
Selling, general and
 administrative expenses             18,155          622       18,777
Amortization of intangible
 assets                                  --        4,754        4,754
                                -----------  -----------  -----------
  Operating income                   21,873       (9,597)      12,276

Other income (expense), net           1,196         (115)       1,081
                                -----------  -----------  -----------
Income before income taxes           23,069       (9,712)      13,357

Provision for income taxes            5,642       (1,844)       3,798
                                -----------  -----------  -----------
Net income                          $17,427      $(7,868)      $9,559
                                ===========  ===========  ===========

Earnings per share:
  Basic                               $0.37                     $0.20
  Diluted                             $0.36                     $0.20

Weighted average shares and
 common equivalents outstanding:
  Basic                              47,020           --       47,020
  Diluted                            48,910          (47)      48,863

(1) Note: Adjustments relate to acquired in-process research and development expense from the Soronti acquisition and amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000 and the acquisitions of Equinox, 2C, Soronti, Crystal Link, OSA and Sonic Mobility. Adjustments in 2004 include a write-down of investments in two privately held companies. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.


                          AVOCENT CORPORATION
            Condensed Consolidated Statements of Operations
           (Unaudited, in thousands, except per share data)

                                For the Year Ended December 31, 2004
                                Operational  Adjustments(1)   GAAP
                                -----------  -----------  -----------

Net sales                          $365,255                  $365,255
Cost of sales                       152,210         $190      152,400
                                -----------  -----------  -----------
  Gross profit                      213,045         (190)     212,855

Research and development
 expenses                            42,898        2,455       45,353
Acquired in-process research
 and development expense                 --       29,260       29,260
Selling, general and
 administrative expenses             81,171        3,652       84,823
Amortization of intangible
 assets                                  --       24,279       24,279
                                -----------  -----------  -----------
  Operating income                   88,976      (59,836)      29,140

Other income (expense), net           4,862       (3,510)       1,352
                                -----------  -----------  -----------
Income before income taxes           93,838      (63,346)      30,492

Provision for income taxes           24,541      (12,089)      12,452
                                -----------  -----------  -----------
Net income                          $69,297     $(51,257)     $18,040
                                ===========  ===========  ===========

Earnings per share:
  Basic                               $1.42                     $0.37
  Diluted                             $1.37                     $0.36

Weighted average shares and
 common equivalents outstanding:
  Basic                              48,964           --       48,964
  Diluted                            50,658         (128)      50,530


                                For the Year Ended December 31, 2003
                                Operational  Adjustments(1)   GAAP
                                -----------  -----------  -----------

Net sales                          $304,238                  $304,238
Cost of sales                       131,788         $624      132,412
                                -----------  -----------  -----------
  Gross profit                      172,450         (624)     171,826

Research and development
 expenses                            28,636        1,157       29,793
Acquired in-process research
 and development expense                 --        3,940        3,940
Selling, general and
 administrative expenses             66,732        3,666       70,398
Amortization of intangible
 assets                                  --       21,805       21,805
                                -----------  -----------  -----------
  Operating income                   77,082      (31,192)      45,890

Other income (expense), net           4,143        3,013        7,156
                                -----------  -----------  -----------
Income before income taxes           81,225      (28,179)      53,046

Provision for income taxes           21,862       (7,363)      14,499
                                -----------  -----------  -----------
Net income                          $59,363     $(20,816)     $38,547
                                ===========  ===========  ===========

Earnings per share:
  Basic                               $1.29                     $0.83
  Diluted                             $1.24                     $0.81

Weighted average shares and
 common equivalents outstanding:
  Basic                              46,194           --       46,194
  Diluted                            47,814         (121)      47,693


(1) Note: Adjustments relate to acquired in-process research and development expense from the Soronti, Crystal Link Technologies, OSA Technologies, and Sonic Mobility acquisitions. Adjustments also include the amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000 and the acquisitions of Equinox, 2C, Soronti, Crystal Link, OSA and Sonic Mobility. Adjustments in 2004 include a write-down of investments in two privately held companies. Adjustments in 2003 include a realized gain on the disposal of an equity security investment which had been written down in the fourth quarter of 2001. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.


                          AVOCENT CORPORATION
                 Condensed Consolidated Balance Sheets
                        (Dollars in thousands)

                                             December 31, December 31,
                                                 2004         2003
                                             (Unaudited)
                                             -----------  -----------

Cash, cash equivalents and short-term
 investments                                    $239,799     $223,392
Accounts receivable, net                          60,948       45,011
Current and deferred income tax receivable         7,095        5,031
Other receivables, net                               566          225
Inventories, net                                  21,232       21,324
Other current assets                               4,982        4,251
                                             -----------  -----------
  Total current assets                           334,622      299,234

Investments                                       91,547       84,410
Property and equipment, net                       39,896       38,473
Goodwill, net                                    269,892      206,037
Intangible assets, net                            33,981       31,889
Other assets                                         843          720
                                             -----------  -----------
  Total assets                                  $770,781     $660,763
                                             ===========  ===========


Accounts payable and other accrued expenses      $21,368      $19,154
Income tax payable                                 8,494        6,702
Other current liabilities                         17,726       16,866
                                             -----------  -----------
  Total current liabilities                       47,588       42,722

Non-current liabilities                            9,896       10,884

Total stockholders' equity                       713,297      607,157

                                             -----------  -----------
  Total liabilities and stockholders' equity    $770,781     $660,763
                                             ===========  ===========


    CONTACT: Avocent Corporation
             Dusty Pritchett, 256-217-1300